Exhibit (G)(3)

SCHEDULE II

Amended _______, 2018

to the

CUSTODY AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

Dorsey Wright ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

DoubleLine Value Equity ETF

STAR Global Buy-Write ETF

Newfleet Multi-Sector Income ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

Focused Equity ETF

New Tech and Media ETF

Vice ETF

Dorsey Wright Micro-Cap ETF

Dorsey Wright Short ETF

AdvisorShares Sabretooth ETF

ADVISORSHARES TRUST

By:

Name:

THE BANK OF NEW YORK MELLON

By:

Name: